Exhibit 99.1

Release	Immediate
Date	December 17, 2008
Contact	Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com
Curt Pullen (616) 654 3754 or curt_pullen@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller Reports Second Quarter 2009 Earnings in Line with Guidance and Continued Strength in Operating Income and Cash Flow

Webcast to be held Thursday, December 18, 2008, at 9:30 AM EST

Herman Miller, Inc., today announced results for its second quarter of fiscal year 2009. Consolidated net sales for the quarter were $476.6 million, down 5.8% from the same period last year. Earnings per share were $0.60 for the quarter, down 10.4% from the prior year period. Year-to-date earnings of $1.20 per share were consistent with the same period of last year. Despite lower volumes and higher raw material input costs, operating earnings were a healthy 11.5% of net sales. The company generated $41.8 million in cash flow from operations for the quarter, ending with a cash balance of more than $166 million.

Brian Walker, Chief Executive Officer, stated, “In the face of a challenging economy and tough prior year comparisons, we demonstrated our ability to deliver strong operating performance and the resiliency of our business model. Our people have done an exceptional job of managing cost and productivity, prioritizing activities that are crucial to serving our customers today, while continuing to invest in capabilities to fuel our long-term growth.”

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	11/29/08	12/01/07	Percent Change	11/29/08	12/01/07	Percent Change
Net Sales	$476.6	$505.9	(5.8%)	$955.7	$997.6	(4.2%)
Gross Margin %	32.6%	35.6%	n/a	33.3%	34.9%	n/a
Operating Expenses	100.4	109.7	(8.5%)	206.2	223.6	(7.8%)
Restructuring Expense	0.4	5.2	(92.3%)	0.4	5.2	(92.3%)
Operating Earnings %	11.5%	12.9%	n/a	11.6%	11.9%	n/a
Net Earnings	32.6	41.0	(20.5%)	66.0	74.4	(11.3%)
Earnings per share - diluted	$0.60	$0.67	(10.4%)	$1.20	$1.20	---
Orders	426.0	572.5	(25.6%)	961.2	1,056.3	(9.0%)
Backlog	281.7	346.5	(18.7%)

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North American sales were $389.3 million, a 4.5% decrease from the prior year, while non-North American sales for the quarter were $72.5 million, a 13.4% decline from a year ago. The impact of foreign currency rates reduced sales by $6.8 million for the quarter. Orders for the quarter were $426.0 million, a decrease of 25.6% from a year ago, with North American orders declining 22.9% and non-North American orders down 30.5% over the prior year. The impact of foreign currency rates decreased orders by $13.3 million for the quarter. In addition, the price increase implemented in August is estimated to have negatively impacted second quarter orders by pulling ahead $35 million in orders into the first quarter. The ending backlog of $281.7 million is an 18.7% decrease from the prior year level.

Gross margin for the quarter decreased to 32.6% of sales from 35.6% in the prior year period. The year-over-year unfavorable impact of increased raw material costs totaled $12 million for the quarter. Overhead spending management and continued manufacturing process improvements provided a favorable impact that partially offset the lower volumes.

Operating expenses of $100.4 million declined by $9.3 million to 21.1% of sales, a 60 basis point improvement compared to the same period in fiscal 2008. This improvement is attributable to lower bonus accruals and targeted reduced spending throughout the organization. Sequentially, operating expenses decreased $5.4 million from the first quarter.

The effective tax rate for the quarter was 33.5%, down from the prior quarter rate of 35% and the previous year’s second quarter rate of 34%. The decrease was due to Congress’s extension of the Research and Development tax credit during the quarter. This tax law change was retroactive to January 1, 2008, and is reflected in the current quarter’s rate.

The company’s quarter end cash position increased to $166.1 million compared to $74.2 million at the close of the prior year period. Cash flow from operations for the quarter totaled $41.8 million compared to $55.9 million for the same period last year. Capital spending for the quarter was $7.7 million compared to $10.1 million a year ago.

Curt Pullen, Chief Financial Officer, added, “Our balance sheet remains very strong. This quarter we once again demonstrated our ability to generate significant cash and plan to continue adding to our cash reserves. Our current cash position, untapped $237 million credit line, and our business model will provide us the flexibility needed during this period of economic uncertainty.”

The company’s third quarter results will include the impact of the recently announced cost reduction actions. The related charges are expected to be approximately $21 million. This increase from earlier estimates resulted from a greater number of employees accepting the company’s voluntary separation offer. These actions, when fully implemented, will reduce the company’s annual expenditures for overhead and operating expenses by approximately $60 million.

Mr. Walker concluded, “While our ongoing improvement initiatives and previous cost reduction actions enabled us to deliver strong results through the first half of the fiscal year, we recognized the near-term economic climate compelled further action. As a result, this month we began to implement the workforce reductions announced in November. These steps will better align our costs with the current and anticipated business conditions. The current business climate is challenging and difficult to predict. Therefore, we will remain focused and diligent in our efforts to manage costs and cash flow. At the same time, we will continue to invest in products and capabilities to ensure Herman Miller will emerge from this period a strong and capable leader in the market segments we serve.”

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The company announced a live webcast to discuss the results of the fiscal 2009 second quarter on Thursday, December 18, 2008, at 9:30 a.m. EST. To ensure your access to the webcast, you should allow extra time to visit our website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

About Herman Miller

Herman Miller works for a better world around you — by designing furnishings and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $2 billion in revenue in fiscal 2008. Innovative business practices and a commitment to social responsibility have established Herman Miller as a recognized global company. In 2008, Herman Miller was again cited by FORTUNE as both the “Most Admired” in its industry and among the “100 Best Companies to Work For” in America, while Fast Company named Herman Miller among the world’s “Fast 50” most innovative companies. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in our international markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend, or clarify forward-looking statements.”

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Financial highlights for the quarter ended November 29, 2008 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Dollars in millions, except per share data)

	Three Months Ended
	November 29, 2008		December 1, 2007
Net Sales	$476.6	100.0%	$505.9	100.0%
Cost of Goods Sold	321.2	67.4%	325.8	64.4%
Gross Margin	155.4	32.6%	180.1	35.6%
Operating Expenses	100.4	21.1%	109.7	21.7%
Restructuring Expenses	0.4	0.1%	5.2	1.0%
Operating Earnings	54.6	11.5%	65.2	12.9%
Other Expense, net	5.6	1.2%	3.1	0.6%
Earnings before Taxes	49.0	10.3%	62.1	12.3%
Income Taxes	16.4	3.4%	21.1	4.2%
Net Earnings	$32.6	6.8%	$41.0	8.1%

Earnings Per Share - Basic	$0.61		$0.67
Weighted Average Basic Common Shares	53,703,598		60,859,633

Earnings Per Share - Diluted	$0.60		$0.67
Weighted Average Diluted Common Shares	54,119,081		61,264,100

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Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Dollars in millions, except per share data)

	Six Months Ended
	November 29, 2008		December 1, 2007
Net Sales	$955.7	100.0%	$997.6	100.0%
Cost of Goods Sold	637.9	66.7%	649.9	65.1%
Gross Margin	317.8	33.3%	347.7	34.9%
Operating Expenses	206.2	21.6%	223.6	22.4%
Restructuring Expense	0.4	0.0%	5.2	0.5%
Operating Earnings	111.2	11.6%	118.9	11.9%
Other Expense, net	10.8	1.1%	6.5	0.7%
Earnings before Taxes	100.4	10.5%	112.4	11.3%
Income Taxes	34.4	3.6%	38.0	3.8%
Net Earnings	$66.0	6.9%	$74.4	7.5%

Earnings Per Share - Basic	$1.21		$1.21
Weighted Average Basic Common Shares	54,652,646		61,320,532

Earnings Per Share - Diluted	$1.20		$1.20
Weighted Average Diluted Common Shares	55,072,656		61,812,443

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Herman Miller Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Six Months Ended
	November 29, 2008	December 1, 2007
Net Earnings	$66.0	$74.4
Cash Flows provided by Operating Activities	45.7	87.7
Cash Flows used for Investing Activities	(16.9)	(19.7)
Cash Flows used for Financing Activities	(8.1)	(73.7)
Effect of Exchange Rates	(10.0)	3.5
Net Increase (Decrease) in Cash	10.7	(2.2)
Cash, Beginning of Year	155.4	76.4
Cash, End of Period	$166.1	$74.2

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	November 29, 2008	May 31, 2008
Assets
Current assets
Cash and equivalents	$166.1	$155.4
Short-term investments	14.6	15.7
Accounts receivable (net)	185.2	209.0
Inventories	61.3	55.1
Prepaid Expenses and Other	56.8	58.0
Totals	484.0	493.2
Net property and equipment	187.6	196.3
Other assets	95.7	93.7
Total Assets	$767.3	$783.2
Liabilities and Shareholders' Equity
Current liabilities
Unfunded checks	5.6	8.5
Accounts Payable	109.5	117.9
Accrued liabilities	133.6	184.1
Totals	248.7	310.5
Long-term debt	377.3	375.5
Other noncurrent liabilities	74.9	73.8
Total Liabilities	700.9	759.8
Shareholders' equity	66.4	23.4
Total Liabilities and Shareholders' Equity	$767.3	$783.2

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